Exhibit 23.5
May 04, 2011
Conflicts Committee
of the Board of Directors of K-Sea General Partner GP LLC,
the general partner of K-Sea General Partner L.P.,
the general partner of K-Sea Transportation Partners L.P.
One Town Center Boulevard, 17th Floor
East Brunswick, New Jersey 08816
Re: Registration Statement on Form S-4 of Kirby Corporation, as filed with the Securities and Exchange Commission on May 04, 2011
Ladies and Gentlemen:
     Reference is made to our opinion letter, dated March 12, 2009, with respect to the fairness, from a financial point of view of(i) the consideration to be paid to the holders of common units K-Sea Transportation Partners L.P. (“K-Sea”) (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) in connection with the Merger (as defined in the Agreement and Plan of Merger, dated March 13, 2011, by and among K-Sea, Kirby Corporation (“Kirby”) and their respective affiliates named therein), and (ii) for those holders of K-Sea common units that will receive shares of Kirby common stock as a part of such consideration, the exchange ratio used in determining the number of such shares of Kirby common stock to be received by such holders of K-Sea common units, in each case, is fair to such K-Sea common unitholders from a financial point of view.
     The foregoing opinion letter was provided for the information and assistance of the Conflicts Committee of the Board of Directors of K-Sea General Partner GP LLC , the general partner of K-Sea General Partner L.P., the general partner of K-Sea, in connection with their consideration of the Merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Kirby has determined to include our opinion in the above-referenced Registration Statement.
     In that regard, we hereby consent to the use in the above-referenced Registration Statement and in the Proxy Statement/Prospectus of Kirby and K-Sea, which is part of such Registration Statement, of our opinion dated March 12, 2011 appearing as Annex F to such Proxy Statement/Prospectus, and to the description of such opinion and to the reference to our name contained therein under the headings “Definitions,” “Summary—Opinion of K-Sea’s Financial Advisor,” “Proposal 1—The Merger— Background of the Merger,” “Proposal 1—The Merger—K-Sea’s Reasons for the Merger; Recommendation of the K-Sea Board of Directors and the K-Sea Conflicts Committee,” “Proposal 1— The Merger—Opinion of K-Sea’s Financial Advisor,” “Proposal 1—The Merger—Certain Unaudited Financial Forecasts,” and “The Merger Agreement—Representations and Warranties.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and
Stifel, Nicolaus & Company, Incorporated

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regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.
     Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-referenced Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

/s/ Stifel, Nicolaus & Company Inc
STIFEL, NICOLAUS & COMPANY, INCORPORATED